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Exhibit 11

ALLIN CORPORATION

CALCULATION OF NET LOSS PER COMMON SHARE

(Dollars in thousands, except per share data)

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
                                                            Three Months        Three Months       Nine Months         Nine Months
                                                               Ended               Ended              Ended               Ended
                                                           September 30,       September 30,      September 30,       September 30,
                                                                1998                1999               1998               1999
                                                           -------------       -------------      --------------      -------------
Net loss                                                   $      (2,218)      $        (523)     $      (4,695)      $     (2,391)

Accretion and dividends on preferred stock                            82                 152                194                546
                                                           -------------       -------------      -------------       ------------

Net loss attributable to common shareholders               $      (2,300)      $        (675)     $      (4,889)      $     (2,937)
                                                           =============       =============      =============       ============

Net loss per common share attributable to common
           shareholders - basic and diluted                $       (0.41)      $       (0.11)     $       (1.24)      $      (0.49)
                                                           =============       =============      =============       ============

Weighted average common shares outstanding
           during the period                                   5,615,168           5,987,863          5,326,567          5,987,996

Effect of restricted common stock                                (24,868)            (18,701)           (24,868)           (18,834)
                                                           -------------       -------------      -------------       ------------

Shares used in calculating net loss per common
             share                                             5,590,300           5,969,162          5,301,699          5,969,162
                                                           =============       =============      =============       ============



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